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                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                                 FORM 15

Certificate and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

            Commission File Number 000-18284
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                             HOMECORP, INC.
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         (Exact name of registrant as specified in its charter)

    1107 East State Street, Rockford, Illinois  61110; (815) 987-2200
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 (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                 Common Stock, par value $0.01 per share
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        (Title of each class of securities covered by this Form)

                                  None
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]   Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)    [ ]   Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)     [ ]   Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)    [ ]   Rule 15d-6              [ ]
Rule 12h-3(b)(1)(i)     [ ]


                                    1
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             (Approximate number of holders of record as of
                    the certification or notice date)

Pursuant to the requirements of the Securities Exchange Act of 1934, Ameribanc, Inc. has caused this Certificate and Notice to be signed on its behalf by the undersigned duly authorized person.

                                    AMERIBANC, INC., as successor by merger to HOMECORP, INC.

DATE:  March 3, 1998                By:   /s/ John W. Rowe
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                                         John W. Rowe, Vice President